UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2004

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification No.)
incorporation)

400 N. Ashley Drive, Tampa, Florida 33602

(Address of principal executive offices, including zip code)

(813) 274-1000

(Registrant’s telephone number, including area code)

Item 5. Other Events

On March 15, 2004, Sykes Enterprises, Incorporated (the “Company”) entered into a $50.0 million revolving credit facility with a group of lenders (the “Credit Facility”), subject to certain borrowing limitations. Pursuant to the terms of the Credit Facility, the amount of $50.0 million may be increased up to a maximum of $100.0 million by the current group of lenders with their prior written consent or by adding new lenders. The $50.0 million Credit Facility includes a $10.0 million swingline subfacility, a $15.0 million letter of credit subfacility and a $40.0 million multi-currency subfacility.

The Credit Facility, which includes certain financial covenants, may be used for general corporate purposes including strategic acquisitions, share repurchases, working capital support, and letters of credit, subject to certain limitations. The Credit Facility, including the multi-currency subfacility, accrues interest, at the Company’s option, at (a) the rate (defined as the higher of the lender’s prime rate or the Federal Funds rate plus 0.50%) plus an applicable margin up to 0.50%, or (b) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin up to 2.25%. Borrowings under the swingline subfacility accrue interest at the prime rate plus an applicable margin up to 0.50% and borrowings under the letter of credit subfacility accrue interest at the LIBOR plus an applicable margin up to 2.25%. In addition, a commitment fee of up to 0.50% is charged on the unused portion of the Credit Facility on a quarterly basis. The borrowings under the Credit Facility, which will terminate on March 14, 2007, are secured by a pledge of 65% of the stock of each of the Company’s active direct foreign subsidiaries, or alternatively for any such subsidiary, a pledge of all indebtedness of such subsidiary (and its subsidiaries) to the Company. The Credit Facility prohibits the Company from incurring additional indebtedness, subject to certain specific exclusions.

Item 7. Exhibits

Exhibit 99.1	The Credit Agreement dated March 15, 2004, between KeyBank National Association and BNP Paribas and Sykes Enterprises, Incorporated.

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SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Group Executive, Senior Vice President – Finance

Date: March 29, 2004

Exhibit Index

Exhibit No.	Description
99.1	The Credit Agreement dated March 15, 2004, between KeyBank National Association and BNP Paribas and Sykes Enterprises, Incorporated.